FORM 3                                            OMB APPROVAL

                                                    OMB Number        3235-0104
                                                    Expires  September 30, 1998
                                                    Estimated average burden
                                                    hours per response .....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility

         Holding Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940


(Print or Type Responses)
--------------------------------------------
1. Name and Address of Reporting Person              2. Date of Event-
                                                        Requiring Statement
DONOVAN          WILLIAM             T.                 (Month/Day/Year)
--------------------------------------------              3/10/99
(Last)          (First)           (Middle)

         c/o C2, Inc.
     700 North Water Street, Suite 1200
--------------------------------------------
                (Street)                             3. IRS or Social Security
                                                        Number of Reporting
Milwaukee         WI                53202               Person (Voluntary)
--------------------------------------------
(City)          (State)            (Zip)


4.   Issuer Name and Ticker or Trading Symbol

      C2, Inc. (Nasdaq SmallCap Market: CTOO)


5.   Relationship of Reporting Person                6. If Amendment, Date of
     to Issuer                                          Original
         (Check all applicable)                         (Month/Day/Year)

     |x|Director              [ ]10% Owner
     [x]Officer (give         [ ]Other (specify
                 title below)           below)

            Chairman & CFO
            __________________

 7.   Individual or Joint/Group Filing
      (Check Applicable Line)
      |x|     Form filed by One Reporting Person
      ___     Form filed by More than One Reporting
              Person


                                Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security               2. Amount of             3. Ownership          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                         Securities               Form:  Direct         (Instr. 5)
                                      Beneficially             (D) or
                                      owned                    Indirect
                                      (Instr. 4)               (I) (Instr. 5)
Common Stock                       125,000                         D
Common Stock                        20,000                         I                     (1)

(1) Shares held by a partnership in which Mr. Donovan is a general partner.  Mr. Donovan disclaims beneficial ownership of 15,935 shares held for the benefit of his children.



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see instruction
    5(b)(v).

       TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------- ----------------- ----------------------------------- ----------- ------------ -------------------
1. Title of Derivative Security   2. Date Exer-     3. Title and Amount of Securities   4. Conver-  5. Owner-      6. Nature of
   (Instr. 4)                        cisable and       Underlying                          sion or     ship           Indirect
                                     Expiration        Derivative Security                 Exercise    Form of        Beneficial
                                     Date              (Instr. 4)                          Price       Deri-          Ownership
                                     (Month/Day/Year)                                      of          vative         (Instr. 5)
                                                                                           Deri-       Security:
                                                                                           vative      Direct
                                                                                           Security    (D) or
                                                                                                       Indirect
                                                                                                       (I)(Instr.
                                                                                                       5)
--------------------------------- ----------------- ----------------------------------- ----------- ------------ -------------------
                                                                               Amount
                                  Date       Expira-                           or
                                  Exer-      tion              Title           Number
                                  cisable    Date                              of
                                                                               Shares
--------------------------------- --------   -------- ------------------------ -------- ----------- ------------ -----------------

--------------------------------- --------   -------- ------------------------ -------- ----------- ------------ -----------------

--------------------------------- --------   -------- ------------------------ -------- ----------- ------------ -----------------

--------------------------------- --------   -------- ------------------------ -------- ----------- ------------ -----------------

--------------------------------- --------   -------- ------------------------ -------- ----------- ------------ -----------------

--------------------------------- --------   -------- ------------------------ -------- ----------- ------------ -----------------

Explanation of Responses:



                             /S/ William T. Donovan              March 22, 1999
                             **  Signature of Reporting Person          Date



**Intentional misstatements or omissions of
  facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.